Exhibit 99.1

NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Josh King	Kim Johnson
860-547-2293	860-547-6781
Joshua.king@thehartford.com	Kimberly.johnson@thehartford.com

Shannon Lapierre	JR Reilly
860-547-5624	860-547-9140
Shannon.lapierre@thehartford.com	jr.reilly@thehartford.com
The Hartford Announces First Quarter Net Income Of $145 Million, Or $0.46 Per Diluted Share
Property and Casualty ongoing operations records a combined ratio of 87.8 percent; Life assets under management grow 10 percent, including assets from the retirement plans acquisitions
Hartford, Conn., April 28, 2008 — The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest diversified financial services companies, today reported first quarter 2008 net income of $145 million, or $0.46 per diluted share. The Hartford’s net income in the first quarter of 2007 was $876 million, or $2.71 per diluted share. First quarter 2008 results included net realized capital losses of $648 million, after tax, of which $220 million related to the implementation of accounting standard SFAS 157. Financial performance for the first quarter of 2008 compared with the first quarter of 2007 is provided in the table below.

	Quarterly Results
	(in millions except per share data)
	1Q '07	1Q '08	Change
Net income	$876	$145	(83%)
Net income per diluted share	$2.71	$0.46	(83%)
Core earnings*	$843	$792	(6%)
Core earnings per diluted share*	$2.61	$2.51	(4%)
Assets under management*	$386,672	$424,193	10%
Book value per share (ex. AOCI)*	$59.02	$63.79	8%

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.
“The Hartford performed well in what proved to be a volatile economic climate this quarter,” said Ramani Ayer, The Hartford’s chairman and CEO. “Similar to other financial institutions, we

2 — The Hartford Announces First Quarter Financial Results
reported considerable capital losses this quarter, and returns on our alternative investment portfolio were well below our expectations. Despite these headwinds, strong execution helped us deliver a 9 percent increase in property and casualty ongoing operations underwriting income, and our assets under management in life grew 10 percent, including the completed retirement plans acquisitions.
“Our capital strength gives us the ability to invest in operations and navigate the market cycles. The Hartford is focused on positioning the company for long-term growth,” added Ayer.
REVIEW OF BUSINESS UNIT RESULTS
Life Operations
“In this turbulent market, mutual funds proved to be a top performer, setting a new quarterly record for deposits at $4 billion. We finalized our three acquisitions in retirement plans that lay the groundwork for The Hartford to expand in this exciting market segment. We are investing for the future with new products on the horizon in many of our businesses,” added Ayer.
Assets under management were $370 billion as of March 31, 2008, up 10 percent over the last twelve months, largely driven by the assets acquired from the retirement plans transactions and positive flows in the mutual fund business. Life reported a net loss of $155 million for the first quarter of 2008, primarily due to the effect of $550 million of net realized losses, including $220 million related to the implementation of accounting standard SFAS 157. Net income for the first quarter of 2007 was $438 million.
Retail Products Group
Retail products deposits were $6.8 billion in the first quarter of 2008 compared with $7.3 billion in the first quarter of 2007. The decrease was largely due to the difficult market and competitive environment, which affected annuity sales. Total retail products assets under management were $165 billion as of March 31, 2008, compared with $168 billion as of March 31, 2007. The net loss for the first quarter of 2008 was $77 million, primarily due to the effect of $262 million of net realized capital losses, including $209 million of realized losses arising from the implementation of SFAS 157 and $42 million of realized losses related to variable annuity living benefit guarantees.
Variable annuity deposits for the first quarter of 2008 were $2.5 billion, compared to $3.3 billion in the first quarter of 2007, due to the market and competitive environment. First quarter 2008 net outflows were $1.2 billion, compared with $583 million in the prior year period. In early May, The Hartford plans to launch a new variable annuity product with an industry-leading investment lineup and enhanced income riders. Variable annuity assets under management ended the quarter at $108 billion, compared with $115 billion on March 31, 2007.
The Hartford Mutual Fund Family’s outstanding performance across an array of funds contributed to record retail mutual fund deposits of $4 billion in the first quarter of 2008. The Hartford Mutual Funds ranked in the top five out of 67 fund families for the one-, five- and ten-

3 — The Hartford Announces First Quarter Financial Results
year periods in Barron’s annual mutual fund rankings released February 4, 2008.(1) Total mutual fund assets under management were $46.8 billion as of March 31, 2008, a 10 percent increase over March 31, 2007.
Retirement Plans
Retirement plans assets under management at the end of the first quarter of 2008 stood at $46.4 billion, compared with $25.9 billion at March 31, 2007. During the quarter, The Hartford closed on the three acquisitions announced in late 2007. Two of these acquisitions, Sun Life Retirement Services, Inc. and Princeton Retirement Group, Inc., added $18.7 billion of retirement plan mutual fund assets under management. The third acquisition, defined benefits plan recordkeeping and administrative services provider TopNoggin, provides The Hartford with product and service offerings that will expand its opportunities in this important market.
Total deposits were $2.2 billion in the first quarter of 2008, up 30 percent from the $1.7 billion reported in the prior year. First quarter 2008 deposits to 401(k) plans increased 30 percent over the prior year to $1.8 billion. Retirement plans reported a net loss of $5 million for the first quarter of 2008, including the effect of $23 million of net realized capital losses.
Institutional Solutions Group
Institutional solutions group assets under management were $62 billion as of March 31, 2008, an increase of 15 percent over the prior year, driven by strong sales in the second and third quarter of 2007 and market appreciation in 2007. Institutional solutions reported a first quarter 2008 net loss of $120 million, including the effect of $142 million of net realized capital losses.
Deposits for the first quarter of 2008 were $1.7 billion, compared with deposits of $2.9 billion in the first quarter of 2007, which benefited from a large bank-owned life insurance sale. Sales to institutions typically vary significantly quarter-to-quarter based on the interest rate and competitive environment.
Individual Life
First quarter 2008 sales for individual life were $65 million, up 8 percent from the prior year. Sales were up across all product lines, with 20 percent growth through the wirehouse/regional broker/dealer sales channels. Life insurance in-force rose 9 percent over the prior year. Net income for the first quarter of 2008 was $20 million, including the effect of $21 million of net realized capital losses.
During the quarter, The Hartford launched enhancements to its flagship universal life insurance product, including lower rates, and launched Hartford Solo db Life, a new product designed for small businesses that need both life insurance and a retirement plan. For the full year 2007, The Hartford was ranked fifth in total life insurance premium and number one in variable universal life total premium, according to LIMRA.
Group Benefits

4 — The Hartford Announces First Quarter Financial Results
Group benefits fully insured sales for the first quarter of 2008 were $381 million, down 1 percent from the prior year. First quarter 2007 sales included $20 million from the company’s medical stop loss business, which the company sold through a renewal rights transaction in April 2007.
According to results issued by LIMRA this quarter, The Hartford regained its number one ranking in fully insured group disability sales and moved to number two in fully insured group life insurance sales for 2007. Strong life and disability sales and good persistency contributed to fully insured premiums of $1.1 billion for the first quarter of 2008, similar to the prior year. Net income for the first quarter of 2008 was $46 million, including the effect of $24 million of net realized capital losses.
International
For the first quarter of 2008, variable annuity deposits in Japan were ¥99 billion, or $944 million, down 50 percent on a yen basis from the first quarter of 2007 as a result of market conditions and increasing competition. Net flows for variable annuities were ¥54.4 billion, or $520 million, for the first quarter of 2008. Total assets under management in Japan were ¥3.9 trillion, or $39 billion, as of March 31, 2008, comparable to the prior year on a yen basis.
International operations net income for the first quarter of 2008 was $8 million, including the effect of $64 million of net realized capital losses, of which $11 million related to the implementation of SFAS 157.
Property and Casualty Operations
“I am very pleased with the fundamentals of our property and casualty business. With our strong focus on execution, we grew policies in force in our largest businesses and underwriting income in ongoing operations was up 9 percent. We are improving our ability to target and retain the best business and continue to see attractive opportunities in the market for The Hartford,” added Ayer.
Written premiums for The Hartford’s property and casualty operations in the first quarter of 2008 were $2.6 billion, down 1 percent from the first quarter of 2007. Property and casualty operations net income for the first quarter of 2008 was $326 million, including the effect of $99 million of net realized losses. Net income in the first quarter of 2007 was $461 million.
Ongoing operations delivered an 87.8 percent combined ratio in the first quarter of 2008 compared to 88.8 percent in the prior year. Current accident year catastrophe losses were 1.9 percent of earned premiums in the first quarter of 2008 compared with 1.1 percent in the first quarter of 2007. In addition, the first quarter of 2008 benefited from 2.0 points of net prior year reserve releases. The first quarter of 2007 included 0.2 points of prior year reserve strengthening.
Personal Lines Insurance

5 — The Hartford Announces First Quarter Financial Results
In the first quarter of 2008, personal lines written premiums were $936 million, comparable to the prior year. AARP written premiums for the first quarter of 2008 increased 2 percent over the prior year period, as this business continued to deliver profitable growth in a competitive market. During the quarter, the company continued its new product rollout and improved its pricing segmentation efforts in both its AARP and agency business to refine its competitive position. First quarter 2008 personal lines policies in force grew 1 percent over the prior year in both automobile and homeowners lines.
Personal lines reported a combined ratio of 89.4 percent for the first quarter of 2008, including 3.1 points of current accident year catastrophe losses and 0.8 points of net favorable prior year reserve development.
Small Commercial
Written premiums for small commercial were $743 million for the first quarter of 2008, compared with $740 million in the prior year. Policies in force grew 4 percent in the first quarter of 2008 compared with the prior year on good customer renewals and new business flow, particularly in workers’ compensation.
Small commercial delivered an 82.7 percent combined ratio for the first quarter of 2008. First quarter 2008 results included 1.3 points of current accident year catastrophe losses and net favorable prior year reserve development of 0.3 points.
Middle Market
Written premiums for middle market were $548 million for the first quarter of 2008 compared with $557 million in the first quarter of 2007. Middle market policies in force rose 3 percent over the prior year due to increased retention rates and strong growth in the smaller end of middle market and targeted industries.
The middle market combined ratio of 91.2 percent for the first quarter of 2008 included 1.6 points of current accident year catastrophe losses and net favorable prior year reserve development of 2.7 points.
Specialty Commercial Insurance
In specialty commercial, written premiums for the first quarter of 2008 were $357 million, a decrease of 8 percent from the prior year, as the company continued its strategy of maintaining discipline in a challenging market. Private company business continued to account for more than 60 percent of specialty’s overall professional liability portfolio.
Specialty commercial reported a combined ratio of 88.0 percent for the first quarter of 2008, including 0.3 points of current accident year catastrophe losses and net favorable prior year reserve development of 7.0 points.

6 — The Hartford Announces First Quarter Financial Results
2008 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2008 core earnings per diluted share to be between $9.20 and $9.50. The company’s previous guidance range of $9.80 to $10.20 per diluted share was established on December 10, 2007, based on the credit and equity markets at that time. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2008. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
The 2008 guidance assumes the following items:
•	U.S. equity markets produce an annualized return of 9 percent (including stock appreciation and dividends) from the S&P 500 level of 1,323 on March 31, 2008;

•	Net investment income from limited partnerships and other alternative investments of $90 million, pre-tax, for the period from March 31, 2008 to December 31, 2008. (Previous guidance assumed $180 million, pre-tax, in the last nine months of 2008);

•	The effect of lower expected net investment income on fixed income securities for the period from March 31, 2008 through December 31, 2008, which reduced expected core earnings by $80 million, pre-tax, from the previous guidance.

•	A full year, pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;

•	A catastrophe ratio of 3.0 percent to 3.5 percent;

•	Diluted weighted average shares outstanding of 316 million for full year 2008; and

•	This guidance incorporates no estimate of the effect of the planned third quarter 2008 review of all assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC). There is likely to be some effect from this review, but the company is unable to estimate it at this time.
The company’s actual experience in 2008 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s Form 10-K Annual Report and Form 10-Q Quarterly Reports, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including asbestos and environmental claims, and the recoverability of reinsurance for these claims.

7 — The Hartford Announces First Quarter Financial Results
CONFERENCE CALL
The Hartford will discuss its first quarter 2008 results and its outlook for 2008 in a conference call on April 29, 2008, at 10 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the first quarter of 2008, which is available on The Hartford’s Web site, ir.thehartford.com.
About The Hartford
The Hartford, a Fortune 100 company, is one of the nation’s largest diversified financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Brazil and Ireland. The Hartford’s Internet address is www.thehartford.com.
HIG-F
(1) Barron’s, 2/4/08. Fund loads, or sales charges, aren’t included in the calculation of returns. Each fund’s return is measured against those of all funds in its Lipper category. This leads to a percentile ranking, which is then weighted by asset size, relative to the fund family’s other assets in its general classification. Barron’s rankings are for the one-year, five-year, and 10-year periods ending 12/31/07.
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an

8 — The Hartford Announces First Quarter Financial Results
offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three months ended March 31, 2008 is set forth in the results by segment table. The 2008 earnings guidance presented in this release is based in part on core earnings. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three months ended March 31, 2008 is set forth on page C-7 of The Hartford’s Investor Financial Supplement for the first quarter of 2008.
Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months ended March 31, 2008 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the first quarter of 2008.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of March 31, 2008 is set forth in the results by segment table.

9 — The Hartford Announces First Quarter Financial Results
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-12 of The Hartford’s Investor Financial Supplement for the first quarter of 2008.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.
These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products

10 — The Hartford Announces First Quarter Financial Results
through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws, including changes impacting the availability of the separate account dividends received deduction; losses due to defaults by others; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2007 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
- financial tables to follow —

11 — The Hartford Announces First Quarter Financial Results
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended
	March 31,
LIFE	2007	2008	Change
Retail Products Group
Individual Annuity	$185	$(90)	NM
Other Retail	15	13	(13%)

Total Retail Products Group [1]	200	(77)	NM
Retirement Plans	22	(5)	NM
Institutional Solutions Group	33	(120)	NM
Individual Life	52	20	(62%)
Group Benefits	69	46	(33%)
International [1]	54	8	(85%)
Other	8	(27)	NM

Total Life net income (loss)	438	(155)	NM
Less: Net realized capital gains (losses), after-tax [2]	20	(548)	NM

Total Life core earnings	418	393	(6%)

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	130	105	(19%)
Small Commercial	84	119	42%
Middle Market	33	51	55%
Specialty Commercial	46	43	(7%)

Total Ongoing Operations underwriting results	293	318	9%
Net servicing income	11	(1)	NM
Net investment income	351	310	(12%)
Other expenses	(60)	(57)	5%
Net realized capital gains (losses)	17	(134)	NM
Income tax expense	(183)	(124)	32%

Ongoing Operations net income	429	312	(27%)

Other Operations
Other Operations net income (loss)	32	14	(56%)

Total Property & Casualty net income	461	326	(29%)
Less: Net realized capital gains (losses), after-tax [2]	13	(100)	NM

Total Property & Casualty core earnings	448	426	(5%)

CORPORATE
Total Corporate net loss	(23)	(26)	(13%)

CONSOLIDATED

Net income	876	145	(83%)
Less: Net realized capital gains (losses), after-tax [2]	33	(647)	NM

Core earnings	$843	$792	(6%)

PER SHARE DATA
Diluted earnings per share
Net income	$2.71	$0.46	(83%)
Core earnings	$2.61	$2.51	(4%)
Book value per share
Book value per share (including AOCI)	$59.58	$56.71	(5%)
Per share impact of AOCI	$0.56	$(7.08)	NM
Book value per share (excluding AOCI)	$59.02	$63.79	8%

[1]	The transition impact related to the SFAS 157 adoption was a reduction in net income of $209 and $11 for Retail and International, respectively.

[2]	Includes those net realized capital gains and losses not included in core earnings. See discussions of non-GAAP and other financial measures section of this release.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

12 — The Hartford Announces First Quarter Financial Results
The Hartford
First Quarter and Full Year 2008 Guidance
Full Year 2008 Core Earnings Per Diluted Share of $9.20 — $9.50

	2008 Written Premium	2008
Property and Casualty	Growth Compared to 2007	Combined Ratio*
Ongoing Operations	(1%) - 2%	89.0% - 92.0%

Personal Lines	Flat - 3%	88.5% - 91.5%
Auto	1% - 4%
Homeowners	(1%) - 2%

Small Commercial	Flat - 3%	84.0% - 87.0%
Middle Market	(4%) - (1%)	93.5% - 96.5%
Specialty Commercial	(3%) - Flat	96.0% - 99.0%

* Excludes catastrophes and prior year development

Life	Deposits	Net Flows	Core Earnings ROA
U.S. Individual Annuity			Individual Annuity
Full Year 2008 — Variable Annuity	$11.0 - $12.0 Billion	($5.2) - ($4.2) Billion	55 - 57 bps
2Q08 — Variable Annuity	$2.3 - $2.7 Billion	($1.7) - ($1.3) Billion
Full Year 2008 — Fixed Annuity	$500 - $1.0 Billion	($500) - ($250) Million

Japan Annuity			Japan Operations
Full Year 2008 — Variable Annuity	¥300 - ¥450 Billion	¥120 - ¥270 Billion	66 - 72 bps
at ¥100/$1 exchange	$3.0 - $4.5 Billion	$1.2 - $2.7 Billion
2Q08 Variable Annuity	¥50 - ¥100 Billion	¥10.0 - ¥55 Billion
at ¥100/$1 exchange	$0.5 - $1.0 Billion	$100 - $550 Million

Retail Mutual Funds			Other Retail
Full Year 2008	$14.0 - $15.5 Billion	$4.0 - $5.5 Billion	13 - 15 bps
2Q08	$3.4 - $3.8 Billion	$1.1 - $1.6 Billion

Retirement Plans
Full Year 2008	$8.0 - $9.5 Billion	$1.5 - $2.5 Billion	17 - 19 bps
2Q08	$1.8 - $2.2 Billion	$100 - $500 Million

Institutional Solutions Group
Full Year 2008	$7.0 - $8.5 Billion	$1.8 - $2.5 Billion	17 - 19 bps

Group Benefits (Full Year 2008)
Fully Insured Premiums*	$4.25 - $4.35 Billion
Loss Ratio	71% - 74%
Expense Ratio	27% - 29%
After-tax Margin**	7.0% - 7.3%

* Guidance for fully insured premiums excludes buyout premiums and premium equivalents.
** Guidance on after-tax margin is core earnings divided by total core revenue, excluding buyout premiums.

Individual Life (Full Year 2008)
Inforce Growth	8% - 9%
After-tax Margin*	14% - 15%

* Guidance on after-tax margin is core earnings divided by total core revenue.